Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information Greg Andrews, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Second Quarter 2008 Operating Results

NORTH MIAMI BEACH, FL; July 29, 2008 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers announced today its financial results for the three months and six months ended June 30, 2008.

Financial Highlights

Funds From Operations (FFO) for the second quarter was $23.3 million, or $0.32 per diluted share, compared to $25.2 million and $0.34 per diluted share for the same period in 2007.  FFO for the six months ended June 30, 2008 was $55.9 million, or $0.76 per diluted share, compared to $54.9 million, or $0.74 per diluted share for the same period in 2007.

Net income for the quarter was $29.4 million, or $0.40 per diluted share, compared to $12.9 million and $0.17 per diluted share for the same period in 2007.  Net income for the six months ended June 30, 2008 was $50.3 million, or $0.68 per diluted share, compared to $32.9 million, or $0.44 per diluted share for the same period in 2007.  Net income for the three months and six months ended June 30, 2008 included gains on sales of $18.0 million.  Net income for the three months and six months ended June 30, 2007 included gains on sales of $0.5 million and $3.3 million, respectively.

Operating Highlights

For the three months ended June 30, 2008, same-property net operating income decreased 2.9% as compared to the same period in 2007.  The decrease was primarily due to lower occupancy, lower CAM and tax recovery income, and the timing of percentage rents. At June 30, 2008, the company’s core operating portfolio was 92.8% occupied.  On a same-property basis, occupancy increased by 40 bps as compared to March 31, 2008 and declined by 110 bps as compared to June 30, 2007.

During the second quarter, the company executed 58 new leases totaling 255,664 square feet at an average rental rate of $14.79 per square foot, representing a 17.8% increase over prior rents on a same-space cash basis.  Also during the second quarter, the company renewed 81 leases for 168,001 square feet for an average rental rate increase of 8.6% to $18.50 per square foot on a cash basis.  In addition, the company renewed 17 leases for 132,691 square feet subject to tenant renewal option for an average rental rate increase of 7.6% to $9.73 per square foot on a cash basis.

"Considering the current state of the retail sector, we are pleased with our operating activities during the quarter," stated Jeff Olson, Chief Executive Officer. "Our accomplishments included a 40 basis point improvement in sequential occupancy, healthy rent spreads and building a strong pipeline of leases under negotiation. While we are encouraged with our recent leasing activity, we are mindful of the effects of the economic environment and challenges that contributed to our lower same-property NOI results. The current environment has resulted in more tenant turnover but has allowed us to replace weaker tenants with stronger operators at higher rental rates. We expect our recent leasing activity will start to impact our same-property cash NOI later this year and in early 2009 as our new tenants open for business."

Development and Redevelopment Activities

At June 30, 2008, the company had approximately $58.6 million of development projects and approximately $22.4 million of redevelopment projects underway.  The estimated remaining cost to complete these projects was approximately $38.2 million.

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Joint Ventures

During the quarter, the company sold seven properties and one out-parcel to GRI-EQY I, LLC, a joint venture between the company and Global Retail Investors, LLC, for an aggregate gross sales price of approximately $176.8 million. The company recognized a gain on sale of approximately $18.5 million, net of $2.4 million of costs incurred in connection with the defeasance of existing mortgage debt paid by the joint venture. The company expects to sell two additional properties to the joint venture in the third quarter for $24.4 million, including the assumption of approximately $12.9 million in debt, and expects to recognize a gain on sale of approximately $2.2 million.

Net proceeds from the sale of properties to GRI-EQYI, LLC of approximately $132.0 million were used to reduce total debt by approximately $60.0 million and to purchase $63.0 million in short-term corporate debt securities, with the balance held in cash.

Balance Sheet Highlights

During the quarter, Equity One repaid or defeased approximately $56.0 million in mortgage debt, at a weighted-average interest rate of 7.25%.  In addition, the company repurchased $10.5 million of its outstanding unsecured bonds at a yield to maturity of 7.4%.  The company also repaid $24.5 million of borrowings under its unsecured line of credit.  As of June 30, 2008, the company had no outstanding borrowings under the line.

Included in investment in securities at June 30, 2008 is approximately $63.0 million of short term, investment-grade corporate debt securities.  These bonds mature in 2009 and are intended to serve as one source of repayment for a portion of the company’s $198.5 million of bonds due April 15, 2009.  In addition, the company held $20.3 million in cash at June 30, 2008.

At June 30, 2008, the company’s total market capitalization equaled $2.5 billion, comprising 73.5 million shares of common stock (on a diluted basis) valued at $1.5 billion, and $1.0 billion of net debt (excluding any unamortized fair market premium/discount and net of cash).  Its ratio of net debt to total market capitalization was 40.4% and its ratio of net debt to gross real estate and securities investments was 48.9%.  On a trailing four quarter basis, the company’s interest coverage ratio was 2.6 times.

FFO and Earnings Guidance

The company is updating its 2008 FFO and earnings guidance.  FFO per diluted share is expected to be $1.36 to $1.40 for the year ending December 31, 2008, and net income per diluted share is expected to be $1.03 to $1.05.  This compares to our previous FFO guidance of $1.40 - $1.45 per diluted share, and our previous earnings guidance of $0.79 to $0.82 per diluted share, respectively.  The primary reason for the lower FFO guidance is that 2008 annual same-property NOI is expected to be 0-1% as compared to a prior expectation of 2-3%. The following table provides the reconciliation of the range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share for the full year 2008:

	Low	High
Estimated net income per diluted share (1)	$1.03	$1.05

Adjustments:
Rental property depreciation and amortization	0.61	0.61
Pro rata share of JV property depreciation and amortization	0.00	0.01
Minority interest	0.00	0.00
Gain on sales of depreciable real estate	(0.28)	(0.27)
Estimated Funds From Operations (FFO) per diluted share	$1.36	$1.40

(1) Excluding future gains on sale of real estate not under contract.

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ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, July 30, 2008, at 9:00 a.m. EST to review the 2008 second quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing 888-680-0878 (U.S./Canada) or 617-213-4885 (international) using pass code 77236100.  The call will also be web cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review.  You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 77510142 through August 6, 2008.

FOR ADDITIONAL INFORMATION

For a copy of our second quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

ABOUT EQUITY ONE, INC.

As of June 30, 2008, the Company owned or had interests in 162 properties, consisting of 145 shopping centers comprising approximately 15.9 million square feet, seven projects in development/redevelopment, six non-retail properties, and four parcels of land.  Additionally, we own a 10% interest in the GRI Venture which owns eight neighborhood shopping centers totaling approximately 1.2 million square feet of GLA as of June 30, 2008.

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FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

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EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
June 30, 2008 and December 31, 2007
(In thousands, except per share data)
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Properties:
Income producing	$1,878,248	$2,047,993
Less: accumulated depreciation	(179,515)	(172,651)
Income-producing property, net	1,698,733	1,875,342
Construction in progress and land held for development	63,124	81,574
Properties held for sale	32,565	323
Properties, net	1,794,422	1,957,239

Cash and cash equivalents	20,290	1,313
Cash held in escrow	-	54,460
Accounts and other receivables, net	10,879	14,148
Investment and advances in real estate joint ventures	7,661	-
Securities	119,874	72,299
Goodwill	12,385	12,496
Other assets	60,478	62,429
TOTAL ASSETS	$2,025,989	$2,174,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$324,552	$397,112
Mortgage notes payable related to properties held for sale	13,670	-
Unsecured revolving credit facilities	-	37,000
Unsecured senior notes payable	706,645	744,685
	1,044,867	1,178,797
Unamortized premium/discount on notes payable	6,973	10,042
Total notes payable	1,051,840	1,188,839
Other liabilities
Accounts payable and accrued expenses	35,957	30,499
Tenant security deposits	9,025	9,685
Other liabilities	17,883	28,440
Total liabilities	1,114,705	1,257,463
Minority interest	989	989

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-

Common stock, $0.01 par value – 100,000 shares authorized 73,416 and 73,300 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	734	733
Additional paid-in capital	909,729	906,174
Retained earnings	23,858	17,987
Accumulated other comprehensive loss	(24,026)	(8,962)
Total stockholders’ equity	910,295	915,932
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,025,989	$2,174,384

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EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the three and six months ended June 30, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUE:
Minimum rent	$46,815	$47,979	$94,816	$94,325
Expense recoveries	13,101	14,026	26,769	26,949
Percentage rent	164	373	1,613	1,633
Management and leasing services	814	149	997	986
Total revenue	60,894	62,527	124,195	123,893
COSTS AND EXPENSES:
Property operating	16,032	15,112	32,102	29,841
Rental property depreciation and amortization	11,667	11,618	23,434	22,544
General and administrative	7,553	6,826	14,355	16,630
Total costs and expenses	35,252	33,556	69,891	69,015
INCOME BEFORE OTHER INCOME AND EXPENSE, MINORITY INTEREST AND DISCONTINUED OPERATIONS	25,642	28,971	54,304	54,878

OTHER INCOME AND EXPENSE:
Investment income	672	547	6,862	6,753
Equity in income in unconsolidated joint ventures	170	-	170	-
Other income	45	58	88	240
Interest expense	(15,413)	(17,046)	(31,395)	(32,626)
Amortization of deferred financing fees	(420)	(422)	(849)	(809)
Loss on sale of fixed assets	-	(283)	-	(283)
Gain on sale of real estate	18,499	518	18,457	1,585
Gain on extinguishment of debt	696	-	3,076	-
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	29,891	12,343	50,713	29,738
Minority interest	(28)	(28)	(56)	(56)
INCOME FROM CONTINUING OPERATIONS	29,863	12,315	50,657	29,682

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	38	565	98	1,485
(Loss) gain on disposal of income-producing properties	(483)	(12)	(483)	1,720
(Loss) income from discontinued operations	(445)	553	(385)	3,205
NET INCOME	$29,418	$12,868	$50,272	$32,887

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$0.41	$0.17	$0.69	$0.41
Discontinued operations	(0.01)	0.01	(0.01)	0.04
	$0.40	$0.18	$0.68	$0.45
Number of Shares Used in Computing Basic Earnings per Share	73,408	73,101	73,366	73,038

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.41	$0.16	$0.69	$0.40
Discontinued operations	(0.01)	0.01	(0.01)	0.04
	$0.40	$0.17	$0.68	$0.44
Number of Shares Used in Computing Diluted Earning per Share	73,541	74,128	73,503	74,056

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EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds from Operations

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Net income	$29,418	$12,868	$50,272	$32,887
Adjustments:
Rental property depreciation and amortization, including discontinue operations	11,696	12,010	23,493	23,383
Gain on disposal of depreciable real estate	(18,016)	-	(18,016)	(1,720)
Loss on sale of fixed assets	-	283	-	283
Pro rata share of real estate depreciation from unconsolidated JV	138	-	138	-
Minority interest	28	28	56	56
Funds from operations	$23,264	$25,189	$55,943	$54,889

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Earnings per diluted share	$0.40	$0.17	$0.68	$0.44
Adjustments:
Rental property depreciation and amortization, including discontinue operations	0.16	0.17	0.32	0.32
Gain on disposal of depreciable real estate	(0.24)	-	(0.24)	(0.02)
Loss on sale of fixed assets	-	-	-	-
Pro rata share of real estate depreciation from unconsolidated JV	-	-	-	-
Minority interest	-	-	-	-
Funds from operations per diluted share	$0.32	$0.34	$0.76	$0.74

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